Exhibit 10.14

PURPOSE

The Mister Car Wash, Inc. Executive Severance Plan (the “Plan”) was established by the Board of Directors of Mister Car Wash, Inc. (the “Board”), effective as of the date of closing of the initial public offering of Mister Car Wash, Inc. (the “Company”). The purpose of this Plan is to promote the interests of the Company and its stockholders by retaining certain executive-level employees through the provision of severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan. The Plan is intended to be, and shall be interpreted and construed as, an unfunded employee welfare benefit plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the regulations promulgated by the U.S. Department of Labor, maintained primarily for the benefit of a select group of management or highly compensated employees (a “top-hat” plan).

POLICY STATEMENT

2.
Definitions and Construction
2.1
Definitions. Whenever used in this Plan, capitalized terms shall have the same meaning as set forth herein or in Appendix A.
2.2
Construction. Captions and titles contained in this Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive unless the context requires otherwise.
3.
Participation

The Participants are the executive-level employees of the Company Group who are designated by the Company to participate in this Plan from time to time. The Company may designate such employees by name, title, position, function, salary band, any other category deemed appropriate by the Company, or any combination of the foregoing from time to time. A list of Participants is set forth in Appendix B hereto (as such Appendix B may from time to time be amended by the Committee). In addition, as a condition to participation in this Plan, each individual agrees to be bound by, the terms and conditions of this Plan.

4.
Termination of Employment Without Cause or For Good Reason Other Than During the Protection Period

In the event of a Participant’s Termination of Employment by the Company without Cause (other than due to death or Disability) or by Participant for Good Reason, in each case, at any time other than during the Protection Period, the Participant shall be entitled to receive the compensation and benefits described in this Section 4.

4.1
Accrued Obligations. The Participant shall be entitled to receive any accrued but unpaid annual base salary, unreimbursed business expenses incurred in accordance with the Company Group’s policies, or other amounts earned or accrued through the Participant’s Termination of Employment under the Company Group’s applicable health, welfare, retirement, or other similar fringe benefit programs as required by their terms or by applicable law (the rights to such payments, the “Accrued Obligations”). For purposes of this Section 4.1, a Participant shall have the right to receive an annual cash bonus with respect to the year prior to the year in which the Participant’s Termination of Employment occurs if such bonus has been “earned”, as determined by the Committee in its sole discretion, and is as yet unpaid.

The Accrued Obligations shall be payable on their respective scheduled payment dates in accordance with their terms.

4.2
Severance Benefits. Provided that the Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, subject to Section 17, and subject to the Participant’s compliance with the restrictive covenants set forth in Section 10 herein, the Participant shall be entitled to receive the following severance payments and benefits (the “Severance Benefits”):

(a) Severance Payments. The Company shall pay the Participant an aggregate amount equal to the Participant’s Severance Payment, payable in equal installments in accordance with the Company’s regular pay practices during the period beginning on such Termination of Employment and ending at the end of the applicable Severance Period (subject to Section 17.6).

(b) COBRA Premiums. If such Participant timely and properly elects continuation coverage under the Company’s group health plans (other than its health care flexible spending account) pursuant to COBRA, then the Company shall directly pay or, at its election, reimburse the Participant for COBRA premiums for the Participant and the Participant’s covered eligible dependents (at the same benefit levels in effect on the Participant’s Termination of Employment) (the “Benefits Continuation”) for the period commencing on such Termination of Employment and ending on the earliest of (i) the number of years (or partial years, if applicable) thereafter equal to the Severance Period, (ii) the date such Participant is no longer eligible for COBRA continuation coverage, and (iii) that date on which the Participant becomes eligible to receive group health plan coverage from another employer (such period, the “Benefits Continuation Period”). The Participant must notify the Company immediately upon becoming eligible to receive group health plan coverage by means of subsequent employment. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code (“Section 409A”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the Benefits Continuation Period (or the remaining portion thereof).

(c) Equity Acceleration. The Participant will be entitled to accelerated vesting of any Equity Awards that are outstanding as of the Participant’s Termination of Employment to the extent provided in any written agreement between the Participant and the Company Group.

5.
Termination of Employment Without Cause or For Good Reason During the Protection Period

In the event of a Participant’s Termination of Employment by the Company without Cause or by Participant for Good Reason during the Protection Period, the Participant shall be entitled to receive the compensation and benefits described in this Section 5.

5.1
Accrued Obligations. The Participant shall be entitled to receive the Accrued Obligations.
5.2
Severance Benefits. Provided that the Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, subject to Section 17, and subject to the Participant’s compliance with the restrictive covenants set forth in Section 10 herein, the Participant shall be entitled to receive the following severance payments and benefits (the “CIC Severance Benefits”):
(a)
CIC Severance Payment. The Company shall pay to the Participant in a lump sum cash payment in an amount equal to the product of (i) the Participant’s CIC Severance Multiplier and (ii) the Participant’s CIC Severance Payment within sixty (60) days after the date of the Participant’s Termination of Employment.
(b)
Prorated Bonus. The Company shall pay the Participant an amount equal the Prorated Bonus on the later of (i) the 61st day following the date of such Termination of Employment and (ii) the date payments under such plan are made with respect to such year to participants who remain actively employed by the Company or any of its affiliates throughout the remainder of such year; provided that such Prorated Bonus shall be paid in the year following the year in which the Prorated Bonus was earned.
(c)
COBRA Premiums. The Participant will be entitled to the Benefits Continuation, as set forth in Section 4.2(c), for the period commencing on such Termination of Employment and ending on the earliest of (i) the number of years (or partial years, if applicable) thereafter equal to the CIC Severance Multiplier, (ii) the date such Participant is no longer eligible for COBRA continuation coverage, and (iii) that date on which the Participant becomes eligible to receive group health plan coverage from another employer (such period, the “CIC Benefits Continuation Period”). The Participant shall notify the Company immediately upon becoming eligible to receive group health plan coverage by means of subsequent employment. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the CIC Benefits Continuation Period (or the remaining portion thereof).
(d)
Equity Acceleration. The Participant will be entitled to accelerated vesting of any Equity Awards that are outstanding as of the Participant’s Termination of Employment to the extent provided in any written agreement between the Participant and the Company Group.

6.
Termination of Employment Upon Death or Disability

In the event of a Participant’s Termination of Employment as a result of termination by the Company due to death or Disability, the Participant shall be entitled to receive the compensation and benefits described in this Section 6.

6.1
Accrued Obligations. The Participant shall be entitled to receive the Accrued Obligations.
6.2
Equity Acceleration. The Participant will be entitled to accelerated vesting of any Equity Awards that are outstanding as of the Participant’s Termination of Employment to the extent provided in any written agreement between the Participant and the Company Group.
7.
Termination for Cause or Without Good Reason

In the event of a Participant’s Termination of Employment by the Company for Cause or by Participant without Good Reason, the Participant shall be entitled to receive only the Accrued Obligations and shall not be entitled to any severance compensation or benefits hereunder or otherwise.

8.
Federal Excise Tax Under Section 4999 of the Code

Unless a written employment agreement between a Participant and a member of the Company Group in effect at the time of the Participant’s Termination of Employment provides otherwise for the treatment of excess parachute payments under Section 280G of the Code:

8.1
Excess Parachute Payment. In the event that any payment or benefit received or to be received by the Participant pursuant to this Plan or otherwise (collectively, the “Payments”) would subject the Participant to any excise tax pursuant to Section 4999 of the Code (the “Excise Tax”) due to the characterization of such Payments as an excess parachute payment under Section 280G of the Code, then, notwithstanding the other provisions of this Plan, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to the Participant. For purposes of this Section 8.1, if the Payments must be reduced, then such Payments shall be reduced in such manner (and in such order) as determined by the Company in good faith based on determinations of the 280G Advisor (as defined below) and such determination by the Company shall be final, binding and conclusive on the applicable Participant.
8.2
Determination by 280G Advisor. Upon the occurrence of any event that would give rise to any Payments pursuant to this Plan (an “Event”), the Company shall request a determination to be made in connection with the Event by a nationally recognized independent public accounting firm or other third party advisor with experienced in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “280G Advisor”) of the amount and type of such Payments which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the 280G Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the 280G Advisor such information and documents as the 280G Advisor may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the 280G Advisor may reasonably charge in connection with their services contemplated by this Section. In the event that, following any payment of any Payments, it is determined that a greater reduction in the

Payments than initially determined by the 280G Advisor should have been made to implement the objectives and intent of this Section 8, the excess amount shall be returned immediately by the Participant to the Company.
9.
Entire Plan; Relation to Other Agreements

Except as otherwise set forth herein (including, for the avoidance of doubt, Sections 4.2(d) and 5.2(d)) or otherwise agreed to in writing between the Company Group and a Participant, the Plan contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant and the Company Group, with respect to the subject matter hereof. By participating in the Plan and accepting the Severance Benefits or CIC Severance Benefits, as applicable, hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company Group, on the other hand, with respect to the subject matter hereof is hereby superseded and ineffective with respect to the Participant (including with respect to any severance arrangement contained in an employment agreement, employment letter agreement and/or similar agreement or arrangement by and between the Participant and any member of the Company Group), except as otherwise agreed herein, including, for the avoidance of doubt, Sections 4.2(d) and 5.2(d).

10.
Confidential Information, Non-Competition, and Non-Solicitation
10.1
As an express condition to participation in this Plan, each Participant acknowledges and agrees that such Participant is bound by the provisions of this Section 10. Notwithstanding any provision of this Plan to the contrary, if a Participant violates any of his or her obligations under this Section 10 (or any similar confidentiality, return of property, non-competition, non-solicitation, non-disparagement, or intellectual property covenant that runs in favor of any member of the Company Group and by which such Participant is bound, the terms of which are incorporated herein by reference (collectively, “Similar Covenants”)), then the Company (and its applicable affiliates) shall be relieved of all obligations to provide or make available any further payments or benefits to the Participant pursuant to this Plan, and the Company may require the Participant to repay or forfeit to the Company (on a pre-tax or after-tax basis) any such payments or benefits that the Participant was previously provided by the Company or any of its affiliates. For the avoidance of doubt, each Participant shall remain obligated to comply with any Similar Covenants in addition to the provisions of this Section 10.
10.2
Each Participant agrees that the Participant shall not use for the Participant’s own purpose or for the benefit of any person or entity (including, without limitation, a Competing Business (as defined below)) other than the Company Group or its respective shareholders or affiliates, nor shall the Participant otherwise disclose to any individual or entity at any time while the Participant is employed by the Company Group or thereafter any Proprietary Information of the Company unless such disclosure

(a) has been authorized by the Board; (b) is reasonably required within the course and scope of the Participant’s employment with the Company; or (c) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. “Proprietary Information” shall mean (a) the name or address of any customer, supplier or parent or subsidiary entity of the Company Group or any information concerning the transactions or relations of any customer, supplier or parent or subsidiary of the Company Group or any of its shareholders; (b) any information concerning any product, service, technology or procedure offered or used by the Company Group, or under development by or being considered for use by the Company Group; (c) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company Group; (d) any inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company Group’s business developed by the Participant alone or in conjunction with others; and (e) any other information which the Board has determined by resolution and communicated to the Participant in writing to be proprietary information for purposes hereof; provided, however, that “Proprietary Information” shall not include any information that is or becomes generally known to the public other than through actions of the Participant in violation of the restrictive covenants set forth in this Section 10 or any Similar Covenants.

10.3
The Participant acknowledges that in the course of the Participant’s employment with the Company Group the Participant will become familiar with Proprietary Information and that the Participant’s services will be of special, unique and extraordinary value to the Company Group. Therefore, the Participant agrees that, for a period of eighteen (18) months following the Participant’s Termination of Employment (the “Restricted Period”), the Participant shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any business of the Company within the United States, Canada and any other geographical area in which the Company then engages in business or engaged in business at any time during the Participant’s employment with the Company (such business, “Competing Business”).

Nothing herein shall prohibit the Participant from being a passive owner of not more than two percent (2%) of the outstanding equity of any entity which is publicly traded or a mutual investment fund so long as the Participant has no direct or indirect active participation in the business of such entity.

10.4
During the Restricted Period, the Participant shall not directly or indirectly (a) induce or attempt to induce any employee of the Company Group to terminate such employment, or in any way interfere with the employee relationship between the Company Group and any such employee; (b) hire any person who is, or, at any time during the twelve (12)-month period immediately prior to the date of the Participant’s Termination of Employment, was, an employee of the Company Group; or (c) induce or attempt to induce any person having a business relationship with the Company Group to cease doing business with the Company Group or interfere materially with the relationship between any such person and the Company Group.
10.5
The Participant agrees not to disparage the Company Group, any of its products or practices, any of its directors, officers, agents, representatives, employees or its parent or subsidiary entities, either orally or in writing, at any time; provided that the Participant shall not be required to make any untruthful statement or to violate any law.
10.6
The parties hereto agree that the time, duration and area for which the covenants set forth in this Section 10 are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Section 10 will be deemed to be a series of separate covenants, one for each and every county, parish and similar subdivision of each and every state of the United States of America (and each and every subdivision of each other geographical area in which the Company Group then engages in business or engaged in business at any time during the Participant’s employment with the Company Group). The Participant agrees that damages are an inadequate remedy for any breach of the covenants in this Section 10 and that the Company will, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Section 10. The Participant acknowledges and agrees that this Section 10 (a) is ancillary to a valid employment relationship with the Company or any other member of the Company Group, (b) is reasonably necessary to protect the Company Group’s legitimate business interest (including, without limitation, the Company Group’s customer relationships and Proprietary Information), and (c) does not unreasonably restrict the Participant’s right to work in his chosen profession. Notwithstanding anything to the contrary, nothing herein is intended to or will prohibit the Participant from filing a charge with, reporting possible violations of law or regulation to, participating in any investigation by, cooperating with, or communicating directly with, or providing information in confidence to, any governmental entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.
11.
Administration
11.1
This Plan is administered by the Committee. The Committee, from time to time, may also appoint such individuals to act as the Committee’s representatives as the Committee considers necessary or desirable for the effective administration of the Plan.
11.2
If the Committee is required to exercise its powers with respect to an issue that affects only one of the Committee members, then such member shall recuse themselves and be replaced by the Company’s Chief Executive Officer.
11.3
The Committee, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan.
11.4
In administering the Plan, the Committee (and its appointed representative) shall have the sole and absolute discretionary authority to construe and interpret the provisions of the Plan (and any related or underlying documents or policies), to interpret applicable law, and make factual determinations thereunder, including the authority to determine the eligibility of employees and the amount of benefits payable under the Plan. Any interpretation of this Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith is binding on all persons. Notwithstanding the discretion granted to the Committee, if its decision is challenged in a legal proceeding, the Committee’s interpretations and determinations will be reviewed under a preponderance of the evidence standard.
11.5
The Committee keeps records of this Plan and is responsible for the administration of this Plan.
11.6
If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the

Committee in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Committee in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Committee.
11.7
This Section may not be invoked by any employee, the Participant or other person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Committee.
11.8
The Company will pay all costs of administration, except as provided with respect to disputes below.
12.
Claims for Benefits
12.1
ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.
12.2
Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Committee with a copy to the Company’s General Counsel, at the addresses indicated in the “Contacts for Claims and Appeals” section of this Plan. Applications for Benefits must be in writing on forms acceptable to the Committee and must be signed by the Participant, beneficiary or other person (the “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. Claims for Benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor regulations and guidance thereunder, subject to the temporary COVID-19 extension of deadlines described below. The Committee reserves the right to require the Claimant to furnish such other proof of the Claimant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Committee.
12.3
Appeal of Denial of Claim.
(a)
If a Claimant’s claim for Benefits is denied, the Committee shall provide notice to the Claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the Claimant and shall include:
(1)
The specific reason or reasons for the denial;
(2)
Specific references to the Plan provisions on which the denial is based;
(3)
A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
(4)
An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a), subject to the Plan’s arbitration provisions, following a final adverse benefit determination.
(b)
If special circumstances require an extension of time for processing the initial claim, a written notice of the extension, the reason therefor, and the date by which the Committee expects to render a decision shall be furnished to the Claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.
(c)
If a claim for Benefits is denied, the Claimant, at the Claimant’s sole expense, may submit a written appeal of the denial to the Committee within sixty (60) days of the receipt of written notice of the denial, subject to the temporary COVID-19 extension of deadlines described below, at the address indicated in the “Contacts for Claims and Appeals ” section of the Plan. In pursuing such appeal the Claimant:
(1)
will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits;
(2)
may submit written comments, documents, records and other information relating to the claim; and
(3)
will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)
The Committee will conduct a full and fair review of the claim and the initial claim denial. The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant before the end of the original sixty (60) day period and shall indicate the special circumstances requiring such extension of time and the date by which the Committee expects to render the decision on review. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the Claimant, and, if the decision on review is a denial of the appealed claim for Benefits, shall include:
(1)
The specific reason or reasons for the denial;
(2)
Specific references to the Plan provisions on which the denial is based;
(3)
A statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for Benefits; and
(4)
A statement of claimant’s right to bring a civil action under ERISA Section 502(a), subject to the Plan’s arbitration provisions.
12.4
Temporary COVID-19 Extension of Deadlines. The Employee Benefits Security Administration, Department of Labor, Internal Revenue Service and Department of the Treasury (the “Agencies”) issued COVID-19-related relief to temporarily extend the deadlines to file ERISA claims and appeals. Under this relief, the period from March 1, 2020 until sixty (60) days after the announced end of the national emergency (or such other date announced by the Agencies) will be disregarded in determining the deadlines for a Claimant to file claims and appeals under this Plan, provided, however, that no more than one year will be disregarded in determining a given deadline.
12.5
Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association (“AAA”) or as otherwise required by ERISA; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to trade secrets, confidential and proprietary information or other intellectual property; and (b) this arbitration provision shall not preclude the parties from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of intellectual property. Such arbitration shall be conducted in accordance with the then-existing AAA Employment Arbitration Rules and Mediation Procedures. The rules can be found at https://www.adr.org/employment, or a copy will be provided upon request. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.
(a)
Site of Arbitration. The site of the arbitration proceeding shall be in Tucson, Arizona or any other site mutually agreed to by the Company and the Participant.
(b)
Costs and Expenses Borne by Company. All costs and expenses of arbitration shall be paid by the Company. Notwithstanding the foregoing, if the Participant initiates the arbitration, and the arbitrator finds that the Participant’s claims were totally without merit or frivolous, then the Participant shall be responsible for the Participant’s own attorneys’ fees and costs.

12.6. If any judicial proceeding is undertaken to appeal or arbitrate the denial of a claim or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented may be strictly limited to the evidence timely presented to the Committee. In addition, any such judicial proceeding must be filed no later than two (2) years from the date of the final adverse benefit determination of an applicant’s appeal of the denial of his or her claim for benefits. Notwithstanding the foregoing, if the applicable, analogous state statute of limitations has run or will run before the aforementioned two (2)-year period, the state’s statute of limitations shall be controlling.

13.
No Contract of Employment

Neither the establishment of the Plan, nor any amendment thereto, nor the payment of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in an employment agreement between the Company Group and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship. Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without Cause, and with or without notice except as otherwise provided by Section 15. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant whom it does hire for any specific duration of time.

14.
Successors and Assigns
14.1
Successors of the Company. The Company shall require any Successor, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of a qualifying Termination of Employment during the Protection Period.
14.2
Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 14.1 within thirty (30) days after written notice from the Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of a qualifying Termination of Employment during the Protection Period.
14.3
Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.
15.
Notices
15.1
General. For purposes of this Plan, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:
(a)
if to the Company:

Mister Car Wash, Inc. 222 E. 5th Street Tucson, Arizona 85705

Attention: General Counsel

(b)
if to the Participant, at the home address which the Company has its personnel records.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

15.2
Notice of Termination. Any termination by the Company of the Participant’s employment or any resignation by the Participant shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 15.1. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

16.
Termination and Amendment of Plan

The Plan may be terminated or amended by the Board or the Committee, in its sole discretion; provided, however, that, notwithstanding the foregoing, the Plan may not be terminated or amended during the Protection Period without the consent of each Participant, and no termination or amendment of the Plan will affect any rights or obligations to provide payments or benefits due or payable hereunder prior to such termination or amendment; and provided, further, that the Plan may not be amended at any time to substantially reduce payments or benefits due or payable hereunder to a Participant without such Participant’s prior consent.

17.
Section 409A
17.1
General. The payments and benefits under the Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to comply with or exempt from Section 409A. If the Company determines that any particular provision of the Plan would cause a Participant to incur any tax or interest under Section 409A, the Company may, but is not obligated to, take commercially reasonable efforts to reform such provision to the minimum extent reasonably appropriate to comply with or be exempt from Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision of the Plan is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participants and the Company of the applicable provision without resulting in the imposition of a tax under Section 409A. Notwithstanding the foregoing, this Section 17.1 does not create an obligation on the part of the Company to make any such modification or take any other action, and the Company does not guaranty or accept any liability for any tax consequences to the Participants under the Plan.
17.2
Specified Employee. Notwithstanding anything to the contrary in the Plan, if the Company determines at the time of a Participant’s Separation from Service that the Participant is a “specified employee” for purposes of Section 409A, then, to the extent delayed commencement of any portion of the benefits to which a Participant is entitled under the Plan is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Participant’s benefits shall not be provided to the Participant before the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service with the Company or (ii) the date of the Participant’s death. On the first business day following the expiration of the applicable delay, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to the Participant under the Plan shall be paid as otherwise provided herein.
17.3
Separation from Service. Notwithstanding anything to the contrary in the Plan, any compensation or benefit payable under the Plan that constitutes “nonqualified deferred compensation” under Section 409A and is designated under the Plan as payable upon a Participant’s termination of employment with the Company shall be payable only upon the Participant’s Separation from Service with the Company.

17.4
Expense Reimbursements. To the extent that any reimbursements payable under the Plan are subject to Section 409A, any such reimbursements shall be paid to the Participant no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and a Participant’s right to reimbursement under the Plan will not be subject to liquidation or exchange for another benefit.
17.5
Installments. For purposes of applying the provisions of Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
17.6
Release. Notwithstanding anything to the contrary in the Plan, to the extent that any payments due under the Plan as a result of a Participant’s Termination of Employment are subject to the Participant’s execution of the Release, (a) no such payments shall be made unless and until such Release has been so executed and has become effective and irrevocable, and (b) any payments delayed pursuant to Section 17.6(a) shall be paid in lump sum on the first payroll date following the Release becoming effective and irrevocable; provided that, in any case where the Participant’s Termination of Employment and the Release Deadline fall in two (2) separate taxable years, any payments required to be made to the Participant that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.
18.
Miscellaneous Provisions
18.1
Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.
18.2
No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Sections 4.2(c), 5.2(c) and 8.2) be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.
18.3
No Representations. The Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.
18.4
Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
18.5
Choice of Law. The Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable the internal laws of the state of Delaware without regard to any conflict of laws provisions shall be controlling in all matters relating to this Plan.
18.6
Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
18.7
Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.
18.8
Tax Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes. However, whether cash severance amounts are eligible compensation under the Company’s benefit plans will be determined by the terms of such plans.
18.9
Information to be Furnished by Participants. Each Participant must furnish to the Company such documents, evidence, data or other information as the Company considers necessary or desirable for the purpose of administering this Plan. Benefits under this Plan for each Participant are provided on the condition that the Participant furnishes full, true and complete data, evidence or other information, and that the Participant will promptly sign any document related to the Plan, requested by the Company.
18.10
Consultation with Legal and Financial Advisors. The Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors.

Contacts for Claims and Appeals

COMMITTEE: Committee

Mister Car Wash, Inc. c/o Corporate Secretary 222 E. 5th Street Tucson, Arizona 85705

(520) 615-4000

LEGAL PROCESS: Legal process with respect to the Plan may be served upon the

Committee (in its capacity as Plan administrator).

GENERAL COUNSEL: General Counsel Mister Car Wash, Inc. 222 E. 5th Street Tucson, Arizona 85705

(520) 615-4000

Appendix A

Whenever used in this Plan, the following terms shall have the meanings set forth below:

“Base Salary Rate” means the Participant’s annual base salary rate in effect immediately prior to the Participant’s Termination of Employment.

“Cause” has the meaning provided therefor in a written employment agreement between the Participant and any member of the Company Group in effect at the applicable time, if any, or, if the Participant is not at the time party to an effective employment agreement with a “Cause” definition, then “Cause” means any of the following:

(a)
commission of, conviction of, or entry of a plea by the Participant of nolo contendere to a felony that is materially detrimental to the Company Group, its reputation, or its respective stockholders; (b) malfeasance, willful or gross misconduct, or willful dishonesty of the Participant that materially and adversely affects the business or affairs of the Company Group, its reputation, or its respective stockholders;

(c) conviction of or entry of a plea by the Participant of nolo contendere to a crime involving fraud; (d) material violation by the Participant of the ethics/policy code of the Company Group, including breach of duty of loyalty to the Company or any other member of the Company Group;

(e)
willful failure by the Participant to perform his duties and responsibilities hereunder or under any employment agreement between the Participant and any member of the Company Group, which failure has not been cured by the Participant within fifteen (15) days after written notice thereof to the Participant from the Company;
(f)
inappropriate use or disclosure by the Participant of Proprietary Information in violation of any employment agreement, stockholders agreement or any other written agreement between the Participant and any member of the Company Group that adversely affects the business or the affairs of the Company Group in a material way; or
(g)
material breach by the Participant not caused by the Company Group of any terms and conditions of any employment agreement, stockholders agreement or any other written agreement between the Participant and any member of the Company Group, which breach has not been cured by the Participant within fifteen (15) days after written notice thereof to the Participant from the Company or any other member of the Company Group.

“Change in Control”, “CIC” has the meaning given in the Company’s 2021 Incentive Award Plan, as may be amended from time to time, or any successor plan thereto.

“CIC Severance Multiplier” means, with respect to any Participant, the applicable CIC Severance Multiplier set forth on Appendix B.

“CIC Severance Payment” means, with respect to any Participant, the sum of (x) the Participant’s Base Salary Rate and (y) the Participant’s target annual bonus for the year in which such Participant’s Termination of Employment occurs.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations (including proposed or temporary regulations) and other Internal Revenue Service guidance promulgated thereunder.

“Committee” means the committee whose members are the Company’s Chief People Officer, the Company’s Chief Financial Officer and the Company’s General Counsel; provided that, if any Committee member must recuse themselves with respect to a claim, the Company’s Chief Executive Officer shall serve as the alternate member.

“Company” means Mister Car Wash, Inc., and, following a Change in Control, a Successor that agrees to assume all of the terms and provisions of this Plan or a Successor which otherwise becomes bound by operation of law to this Plan.

“Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.

“Disability” means that the Participant has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Participant, that the Committee has made a good faith determination that the Participant has become physically or mentally incapacitated or disabled such that the Participant is unable to perform for the Company substantially the same services as the Participant performed prior to incurring such incapacity or disability, and such incapacity or disability exists for an aggregate of four (4) calendar months in any twelve (12) month period. In connection with making such determination, the Company, at its option and expense, shall be entitled to select and retain a physician to confirm the existence of such incapacity or disability, and the determination made by such physician shall be binding on the parties for the purposes of this Plan.

“Equity Award” means a Company equity-based award granted under any equity-based incentive plan of the Company, including, but not limited to, the Company’s 2021 Incentive Award Plan, as may be amended from time to time.

“Good Reason” means the occurrence of any of the following conditions without the Participant’s consent unless the Company fully corrects the circumstances constituting Good Reason on or prior to the applicable cure period noted below:

(1)
a material diminution in the Participant’s position, authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Participant; or
(2)
a material reduction in the Participant’s base salary, as the same may be increased from time to time (other than in connection with across-the-board base salary reductions of all or substantially all similarly situated employees of the Company); or

(3)
a material change in the geographic location of the Participant’s principal location as of the date hereof, which shall, in any event, include only a relocation of more than fifty (50) miles from such principal location.

Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless

(1)
the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within thirty (30) days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason,
(2)
the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and
(3)
the effective date of the Participant’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

“Participant” means each individual who listed on Appendix B.

“Protection Period” means the period beginning six (6) months prior to the date of the consummation of the Change in Control and ending on the twenty-four (24)-month anniversary of such Change in Control.

“Release” means a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns in the Company’s then-applicable form (which, for the avoidance of doubt, will not contain any restrictive covenants that are in excess of those to which the applicable Participant was subject as of his or her Termination of Employment).

“Release Deadline” means the date which is twenty-one (21) days following the Participant’s Termination of Employment (or forty-five (45) days if necessary to comply with applicable law).

“Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder.

“Separation from Service” means a “separation from service” as defined in Section 409A.

“Severance Payment” means, with respect to any Participant, (A) if such Participant is the Company’s Chief Executive Officer, 1.5x the Participant’s Base Salary Rate, (B) if such Participant is the Company’s Chief Financial Officer, 1.5x the Participant’s Base Salary Rate and (C) with respect to any other Participant Chief People Officer, Chief Operating Officer, Chief Innovation Officer and the General Counsel, 1x the Participant’s Base Salary Rate.

“Severance Period” shall, with respect to any Participant, commence upon such Participant’s Termination of Employment and end (A) if such Participant is the Company’s Chief Executive Officer or Chief Financial Officer, after a period of eighteen (18) months and (B) with respect to any other Participant, after a period of twelve (12) months.

“Specified Employee” means a specified employee of the Company as defined in Section 409A.

“Successor” means any successor in interest to substantially all of the business and/or assets of the Company.

“Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company Group.

Appendix B

Participant	CIC Severance Multiplier	Non-CIC Severance Multiplier	Benefits Continuation
John Lai	2	1.5x	18 months
Jedidiah Gold	1.5	1.5x	18 months
Carlos Chavez	1.5	1x	12 months
Michelle Krall	1.5	1x	12 months
Joe Matheny	1.5	1x	12 months
Mary Porter	1.5	1x	12 months